SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                 Amendment No. 3

                                       to

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          GT Interactive Software Corp.
                          -----------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)


                                   36236E 10 9
                                   -----------
                                 (CUSIP Number)



                                December 31, 1998
                      -------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13e-1(d)



                               Page 1 of 13 Pages

                                                Amendment No. 3 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 2 of 13 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Jack J. Cayre
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------

3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      3,214,500 (See Item 4)
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         3,214,500 (See Item 4)
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,214,500 (See Item 4)

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.4%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

                                                Amendment No. 3 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 3 of 13 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Jack J. Cayre Grantor Retained Annuity Trust
                     u/a/d 12/10/95, Joseph Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------

3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      18,794
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         18,794
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         18,794

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.03%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                Amendment No. 3 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 4 of 13 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Jack J. Cayre 1997 Irrevocable Retained Annuity Trust
                     u/a/d 6/4/97, Joseph J. Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------

3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      86,206
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         86,206
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         86,206

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                Amendment No. 3 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 5 of 13 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  The Jack J. Cayre Foundation Inc.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------

3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      475,085
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         475,085
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         475,085

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.7%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:

             GT Interactive Software Corp.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             417 Fifth Avenue, New York, NY 10016

Item 2(a).   Name of Person Filing:

             Jack J. Cayre
             Jack J. Cayre Grantor Retained Annuity Trust u/a/d 12/10/95, Joseph Cayre, Trustee
             Jack J. Cayre 1997 Irrevocable Retained Annuity Trust u/a/d 6/4/97, Joseph J. Cayre, Trustee
             The Jack J. Cayre Foundation Inc.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The principal business office of Jack J. Cayre, Jack J. Cayre Grantor Retained Annuity Trust and Jack J. Cayre 1997 Irrevocable Retained Annuity Trust is 417 Fifth Avenue, New York, NY 10016.

Item 2(c).   Citizenship:

             Jack J. Cayre:  United States of America

             Jack J. Cayre Grantor Retained Annuity Trust u/a/d 12/10/95,
                Joseph Cayre, Trustee: New York

             Jack J. Cayre 1997 Irrevocable Retained Annuity Trust u/a/d 6/4/97,
                Joseph J. Cayre, Trustee:  New York

             The Jack J. Cayre Foundation Inc.:  Delaware

Item 2(d).   Title of Class of Securities:

             Common Stock, $.01 par value  (the "Common Stock")

Item 2(e).   CUSIP Number:

             36236E 10 9

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              Not applicable

Item 4.      Ownership.

Jack J. Cayre:

             (a)  Amount beneficially owned:  3,214,500 shares*
                                              -----------------
             (b)  percent of class:  4.4%
                                     ----
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 3,214,500*
                                    -----------
                               (ii) Shared power to vote or to direct the  vote
                                    Not  Applicable
                                    ---------------
                              (iii) Sole  power to dispose   or  to  direct the
                                    disposition of 3,214,500*
                                                   ----------
                              (iv) Shared power to dispose or to direct the disposition of Not Applicable
                                                   --------------

             * Includes 284,500 shares subject to options exercisable within 60 days.

Jack J. Cayre Grantor Retained Annuity Trust u/a/d 12/10/95, Joseph Cayre,
Trustee:

             (a)  Amount beneficially owned:  18,794 shares
                                              -------------
             (b)  percent of class:  0.03%
                                     -----
             (c)  Number of shares as to which such person has:
                               (i)  Sole  power  to vote or to  direct  the vote
                                    18,794
                                    ------
                               (ii) Shared power to vote or to direct the vote
                                    Not  Applicable
                                    ---------------
                              (iii) Sole power to dispose or to  direct  the
                                    disposition  of  18,794
                                                     ------
                               (iv) Shared power to  dispose or  to  direct  the
                                    disposition of Not Applicable
                                                   --------------

Jack J. Cayre 1997 Irrevocable Retained Annuity Trust u/a/d 6/4/97, Joseph J. Cayre, Trustee:

             (a)  Amount beneficially owned:  86,206 shares
                                              -------------
             (b)  percent of class:  0.1%
                                     ----
             (c)  Number of shares as to which such person has:
                               (i)  Sole  power  to vote or to  direct  the vote
                                    86,206
                                    ------
                              (ii) Shares power to vote or to direct the vote Not Applicable
                                    ---------------
                             (iii) Sole power to dispose or to direct the disposition of 86,206
                                                     ------
                              (iv)  Shares   power  to   dispose  or  to  direct
                                    the disposition of Not Applicable
                                                       --------------

The Jack J. Cayre Foundation Inc.:

             (a)  Amount beneficially owned:  475,085 shares
                                              --------------
             (b)  percent of class:  0.7%
                                     ----
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or direct the vote 475,085
                                                                         -------
                              (ii) Shared  power to vote or to direct the vote
                                   Not Applicable
                                   --------------
                             (iii) Sole power to dispose or to direct the
                                   disposition  of 475,085
                                                   -------
                              (iv) Shared power to dispose or to direct the
                                   disposition Not Applicable
                                               --------------

             Jack J. Cayre is the beneficiary of the reporting Grantor Retained Annuity Trust and Irrevocable Retained Annuity Trust. The Jack J. Cayre Foundation Inc. (the "Foundation") is a charitable foundation whose sole trustee is Jack J. Cayre. The filing of this Schedule 13G shall not be construed as an admission that Jack J. Cayre is, for the purposes of Section 13(d) or 13(g) of the

Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any of the Common Stock held by the Foundation.

 Item 5.     Ownership of Five Percent or Less of a Class.

             Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable

Item 8.      Identification and Classification of Members of the Group.

             See  Exhibit  1,  Agreement  of  joint  filing   pursuant  to  Rule
             13d-1(k)(1) promulgated under the Securities Exchange Act of 1934.

Item 9.      Notice of Dissolution of Group.

             Not applicable

Item 10.     Certification.

             Not applicable

                                    SIGNATURE
                                    ---------


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 5, 1999


                                                   /s/ Jack J. Cayre
                                          --------------------------------------
                                                       Jack J. Cayre

                                    SIGNATURE
                                    ---------


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 5, 1999

                                    Jack J. Cayre Grantor Retained Annuity Trust
                                      u/a/d 12/10/95, Joseph Cayre, Trustee

                                           By:    /s/ Joseph Cayre
                                              ----------------------------------
                                           Name:   Joseph Cayre
                                           Title:  Trustee

                                    SIGNATURE
                                    ---------


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 5, 1999

                                Jack J. Cayre 1997 Irrevocable Retained Annuity Trust u/a/d 6/4/97, Joseph J. Cayre, Trustee

                                       By:    /s/ Joseph Cayre
                                           -------------------------------------
                                       Name:    Joseph J. Cayre
                                       Title:   Trustee

                                    SIGNATURE
                                    ---------


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 5, 1999

                                      The Jack J. Cayre Foundation, Inc.

                                             By:  /s/ Jack J. Cayre
                                                 -------------------------------
                                             Name:   Jack J. Cayre
                                             Title:  Trustee

                                    EXHIBIT 1
                                    ---------

                            AGREEMENT OF JOINT FILING


             Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

             IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 5, 1999.


                                      /s/ Jack J. Cayre
                         --------------------------------------------
                                     Jack J. Cayre



                         Jack J. Cayre Grantor Retained Annuity Trust
                           u/a/d 12/10/95, Joseph Cayre, Trustee

                                By:    /s/ Joseph Cayre
                                      --------------------------------
                                Name:      Joseph Cayre
                                Title:     Trustee



                          Jack J. Cayre 1997 Irrevocable Retained Annuity Trust
                           u/a/d 6/4/97, Joseph J. Cayre, Trustee

                                By:    /s/ Joseph Cayre
                                      --------------------------------
                                Name:      Joseph J. Cayre
                                Title:     Trustee


                         The Jack J. Cayre Foundation Inc.


                                By:  /s/ Jack J. Cayre
                                      --------------------------------
                                Name:      Jack J. Cayre
                                Title:     Trustee





                                    Exhibit 1